SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Joshua Gotbaum

Maria Echaveste

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On January 17, 2024, the following materials (the “Social Media Posts”) relating to Starbucks Corporation (the “Company”) attached as Exhibit 1 hereto, or variations thereon, were published to the Strategic Organizing Center’s (the “SOC”) X, LinkedIn, Facebook and Instagram pages and to the X, LinkedIn and Threads pages of the SOC Investment Group (the “SIG”). Also on January 17, 2024, an interview with Tejal Patel, Executive Director the SIG, relating to the Company (the “January 17th Interview”), was disseminated on Bloomberg Links, Amazon Music, Apple Podcasts, iHeartRadio and Spotify.  A transcript of the January 17th Interview is attached as Exhibit 2.

From time to time, the SOC or its fellow participants in the proxy solicitation and/or the SIG may publish the Social Media Posts and/or distribute the January 17th Interview or portions thereof, communications referencing the January 17th Interview or portions thereof, on various other social media channels relating to the Company, as well as its website, www.BrewABetterStarbucks.com.

EXHIBIT 1

Social Media Posts

EXHIBIT 2

January 17th Interview Transcript

Rob Du Boff:

ESG has become established as a key business theme as companies and investors seek to navigate the climate crisis, energy transition, social megatrends, mounting regulatory tension and pressure from other stakeholders. The rapidly evolving landscape has become inundated with acronyms, buzzwords, and lingo, and we aim to break these down with industry experts. Welcome to ESG Currents, brought to you by Bloomberg Intelligence, your guide to navigating the evolving ESG space, one topic at a time. I'm Rob Du Boff, senior ESG Analyst, your host for today's episode. Perhaps there's no better example of the recent resurgence of organized labor in the US than Starbucks. The movement to unionize its Starbucks locations only began in 2021 but today represents over 9,500 workers at 386 locations. However, the Company has been pushing back on these efforts. To ensure the unions get a seat at the bargaining table, they're now seeking three seats in the boardroom. Last November, the Strategic Organizing Center nominated three director candidates to the Board to be voted on at the Annual Meeting this spring. The SOC is a coalition of labor unions representing more than 2.3 million members, including the Service Employees International Union. Joining us today to discuss is Tejal Patel, corporate governance director at SOC Investment Group. In her current role, she works with investor coalitions to develop strategies for issuer engagement, shareholder proposals, director accountability, and asset manager outreach. Thanks for joining us.

Tejal Patel:

Thanks, Rob. Nice to be here.

Rob Du Boff:

First, can you tell us what is the Strategic Organizing Center, and more specifically, what does it have to do with Starbucks?

Tejal Patel:

Yeah. I think you gave a little bit of an introduction. We are a coalition of labor unions. It does include the Service Employees International Union. We work on transformational campaigns to advance the interests of workers, consumers, and shareholders. The SOC's shareholder advocacy arm is the SOC Investment Group. We specialize in identifying companies like Starbucks that have exhibited irresponsible corporate behavior that in our view has impacted shareholders' long-term investments. As an investor, and also as an ally to Starbucks employees, many of whom are also shareholders through the Company's share ownership program, we believe the Starbucks Board has effectively failed to oversee the Company's response to employee unionization efforts and its approach to human capital management, and that's exposed the business to reputational and potential financial damage over the long term.

Rob Du Boff:

Great. Before we get into the specifics of the campaign, I just want to understand why we've seen this surge in unionization at Starbucks. I was under the impression the Company has relatively employee-friendly reputation versus maybe some of the others in the restaurant industry.

Tejal Patel:

Yeah. I think that you're right. I think for quite some time the Company had what was viewed as sort of an enlightened approach to its employees. The issue is though – and Starbucks would have you think otherwise – I think, the way that the Company has addressed the concerns that have been raised by its employees has been just an extremely slow process. Some of these concerns started as a result of the pandemic. Obviously there were health and safety issues there. Some of it is wages. We've been dealing with record inflation, benefits, staffing its stores. It's a confluence of factors, but the efforts to unionize really began in late 2021. We're in 2024 now and nothing has really changed. Instead, what we've seen really is Starbucks is facing more than 130 complaints from the National Labor Relations Board. It's got more than 1,100 allegations asserting that the Company has illegally repressed employees' rights. In many cases, Starbucks has taken anti-union actions, including terminating union organizers, refusing to bargain in good faith, and retaliatory store closures. In March of 2023, a labor judge actually concluded that Starbucks had violated labor laws hundreds of times. They found that the Company had threatened its employees, that it had surveyed them, that it had more strictly enforced certain policies in order to justify terminations. If Starbucks is really interested in preserving their goodwill and brand that you mentioned, they really need to have better oversight of these issues, and that falls on the Company's Board.

Rob Du Boff:

That takes us right to the campaign. The SOC has been fairly active in submitting shareholder proposals. As an example, we've looked at in the past campaigns asking companies to conduct racial equity audits, and that was pretty successful, but this is your first real proxy fight. Why did you decide to get more active here?

Tejal Patel:

Yeah. As you said, we have previously engaged with submitted proposals [and] run with older vote no campaigns at over 100 big-name companies I would say, like Bank of America, Uber, General Electric, Apple. This is the first time that we've taken the step of publicly nominating director candidates. We're doing that because we believe that Starbucks' Board's current approach to unionization efforts of its store employees likely jeopardizes its ability to fulfill its fiduciary duties to investors and has resulted arguably in one of the most glaring and destructive examples of human capital mismanagement that corporate America has ever seen. And that the current Board has proved to be largely inflexible. It's been fairly reactive, I would say, rather than proactive, and hasn't provided the oversight that's needed on the Company's labor issues. That's why we believe that change is needed at the Board level.

Rob Du Boff:

When you're making this case as a Starbucks shareholder, why should I vote in favor of these director nominees?

Tejal Patel:

Yeah. It's an excellent question. I think that you have to look at the amount of time that's passed. For three years the Company's gone to historic lengths to counter its employees’ attempts to have their voices be heard. This has not only cost untold millions in legal fees and other expenditures, but the constant media policymaker and regulatory scrutiny have caused potentially irreversible damage to the value of the Company's previously enviable brand. I think you really need to look at the Company's handling of its labor issues in totality, right? Again, we have these NLRB complaints. There's about 130 of them. There's over 1,000 allegations of illegal activity. We have a shareholder derivative suit that was filed last summer. Again, [a shareholder derivative suit] alleging that the directors breached their fiduciary duty of loyalty to Starbucks and its stockholders by utterly failing to implement any oversight and reporting system concerning the Company's labor management. There's 30 or so adverse ALJ decisions that the Company is appealing. There's even a [a case on appeal] now to the Supreme Court.

Rob Du Boff:

Wow.

Tejal Patel:

An NLRB decision that required Starbucks to rehire seven pro-union Tennessee baristas that were terminated by the Company. All of this has exposed the Company to legal and reputational risks, and those are risks that the Company's Board is supposed to be mitigating. The Board's current approach to these labor issues likely jeopardizes its ability to fulfill its fiduciary duties to investors to oversee these issues. That's why we think that change is needed, right? Our nominees are going to be able to bring a fresh perspective, and the right expertise, to help improve oversight and safeguard the best interests of Starbucks’ shareholders, customers, and employees. If you or any other investor in Starbucks has other questions, I would encourage you to take a look at the contest website. It's BrewABetterStarbucks.com.

Rob Du Boff:

Got it. I think back to the proxy fight at Exxon a few years ago. From my deep, dark past, I used to be an oil analyst. I know the company quite well. It was a great story, big ESG component to it. I think a lot was made at the time that, hey, oil's days are numbered, but I would argue that it was ultimately Exxon's lagging relative performance that did it in. Capital allocation, not just low carbon solutions, but across the Company more broadly, that's really the through line.

Tejal Patel:

Right.

Rob Du Boff:

I think similarly you've seen Starbucks lack peers for a while, so I would think that part of what you need to do would be to connect that to human capital issues. Is that something you guys are comfortable doing?

Tejal Patel:

Yeah. No. I think that there's certainly evidence of that when, since the body of work of human capital management has been developed, the argument has always been the business case for it.

Rob Du Boff:

Right.

Tejal Patel:

It's about being able to attract and retain the best possible employees, right, in order for the Company to stay competitive. The other thing is that I think it's important is Starbucks is in a service industry, right? Their performance is only going to be as good as the people that they're able to hire. We'd argue that the Board's mismanagement of the labor issues really jeopardizes the Company's overall value and ability to stay competitive in the long term.

Rob Du Boff:

Yeah. Certainly you think their value proposition versus maybe some others, it's really kind of a welcoming environment and ... What do they call it, the third place and ...

Tejal Patel:

Yeah, that's what the motto was, I think. I'm not sure if they're still applying that.

Rob Du Boff:

Yeah. I think definitely I think you make a great point that service is definitely a key component to that, and obviously labor is a key component of that. Now, this also didn't just come out of the blue in November. There's some mandate from Starbucks shareholders. A narrow majority approved a proposal regarding an assessment of workers' rights commitments at last year's Annual Meeting, but I have to ask, is this campaign too soon on the heels of that? I think back to the proxy fight at Exxon. That was a culmination of years of engagement with the Company. In this case, it's been less than a year since that proposal passed. Is the risk that maybe the Company just needs a bit more time or some shareholders are willing to give the Company a bit more time before going this active?

Tejal Patel:

Yeah. I think the thing to remember, Rob, about this is just because the report was just issued in December doesn't mean that the lack of oversight by the Board hasn't been happening over the course of a few years, right? In fact, it’s that lack of oversight that probably resulted in the report's findings. We really feel as though the Board and management have been dragging their feet to address the human capital management issues to maintain the status quo. They've been on notice for quite some time, right? During that time, it's just been headline after headline of Starbucks in the news for its labor issues. I think that employees and stakeholders have had enough, and shareholders are clearly becoming more concerned because the Board's failure to oversee human capital management is going to make it really challenging, as we were just talking about, for Starbucks to continue to retain and attract talent and stay competitive, which is something that they really need to do. In terms of the report, what's interesting about it is that I think that the report actually proves that Starbucks has a long way to go to shift policy and to deconstruct this massive anti-union apparatus that remains in place and is very active today. In fact, the Company's own report mentions the Company's weak governance when it came to responding to organizing efforts. Even more importantly, their assessor actually found that the Company didn't understand or give consideration to its labor rights commitments in the context of recent organizing. The report says that the Company is supposed to take certain steps to address its commitments to labor rights. We hope that the Board is sincere about wanting to strengthen Starbucks's governance framework and reset its relationships with its employees. If they are, they need to have the right directors on the Board to execute that change. The incumbent Board hasn't really demonstrated that they're able to do that. I think that the Company's own actions are really making clear that the status quo is just not working.

Rob Du Boff:

Yeah. You talk about the Company's own response. Interesting that even just a few days ago they actually added or nominated some new directors of their own. What do you think overall of the Company's response? Have they been engaging with you? Is there a chance this thing gets settled before the Annual Meeting?

Tejal Patel:

Yeah. They've had a series of labor-related announcements. That's included the formation of a new Board committee, the environmental partner and community impact committee, there was the public letter to Workers United asking to reengage on negotiations, and then obviously that labor rights assessment we talked about. There was also a shareholder letter that accompanied that report. I think the optimistic view would be to see some of these steps as encouraging, but the reality is that we can only judge their significance based on what the current Board does and not what it says. I will say that the timing of this kind of flurry of activity is not a coincidence, I don't think. While we recognize that some of these announcements may have been in the works prior to the Company becoming aware of the SOC's decision to put forward directors, we believe that this level of response in aggregate represents a clear acknowledgment that the Board's oversight of its human capital management strategy has been severely misguided and that even Starbucks is recognizing that change is needed. With regards to the possibility of a settlement, we can't comment on any discussions or interactions we've had with the Company. Our preference would be to reach a constructive solution. If that's not possible, obviously the next step is taking the vote to shareholders to elect our nominees to the Board.

Rob Du Boff:

How do you go about building support for this? Looking at, shameless plug here, the HDS function on my Bloomberg terminal, you have a quarter of the voting concentrated among just five shareholders. Do you need their support or can you win this behind a bunch of smaller shareholders?

Tejal Patel:

Yeah. I can't necessarily comment on discussions that we've had, but we're confident that other shareholders share a lot of our concerns. Vote concentration is obviously something that has to be dealt with in any type of shareholder work, so there will be communications to these larger investors, as well as to the smaller ones, to explain our concerns and demonstrate that, look, to the extent that a fund or a proxy voter is concerned about human capital management or labor rights, this is the Company that you should really be scrutinizing carefully. We hope that our views on this issue are going to resonate across institutional and retail investors, as this is a core component of the Company's strategy and a key factor to shareholder value creation. While we can't predict the vote outcome, we plan to continue communicating our perspectives with other investors so that they can make an informed decision ahead of the meeting.

Rob Du Boff:

I'm always curious, how do you select your Board nominees? Obviously you want directors that will push the Company in a more labor-friendly direction, but they need to be qualified to address some of the other strategic challenges facing the Company: supply chain, some of the other geopolitical risks out there. How do you go about finding directors, and why do you think the ones you found are the most qualified?

Tejal Patel:

Yeah. Our three-member slate was assembled after comprehensive due diligence that involved analyzing the Board's deficiencies and identifying the Company's kind of go-forward needs, if you will. Our slate of directors, they're highly qualified, they're independent candidates that possess the needed business acumen, human capital management experience, labor rights experience, policy experience, as well as a legal background that the Board has lacked. We think that they can bring a fresh perspective really to help improve oversight and safeguard the best interests of Starbucks shareholders and the customers and employees.

Rob Du Boff:

Just playing devil's advocate here, but is there a risk that your Board members won't fairly balance the needs of other Starbucks shareholders relative to its employees? It's easy to say there's benefits to better worker treatment, but how is that balanced against the needs of investors? Which I should add, and as you mentioned, includes pension plans and some of your other union members.

Tejal Patel:

Yeah. To your point about concerns maybe that a director wouldn't fairly balance the needs of other Starbucks stakeholders, that's just not the case. Our independent director candidates will improve oversight and safeguard the best interests of all Starbucks stakeholders. That includes shareholders, it includes customers, and their employees. Any Board member that's elected to Starbucks Board, whether it's management's or ours, has a fiduciary obligation to act in the best interest of all of Starbucks' stockholders. If our nominees are appointed, they would work constructively and effectively to help recalibrate the Company's approach to labor, but also to rehabilitate its reputation and maximize shareholder value. We really do believe that once the Company is able to resolve and address these labor issues they'll be better focused on enhancing shareholder value.

Rob Du Boff:

I don't want to get too wonky on this podcast, but can we talk briefly about the universal proxy? Now for our listeners, activism historically has involved soliciting competing proxies. Shareholders really couldn't mix and match director votes. Different colors of paper were involved. The whole process was just not efficient. Since late 2022 in the US, shareholders vote just one proxy, with all nominees, both management and dissident. Does this change the dynamics at all in your view?

Tejal Patel:

Yeah. Well, it's fair to not want to get too wonky about the UPC, I think. I think what the universal proxy card does is it allows for choice. I think it's going to help our campaign because investors can evaluate our nominees and Starbucks as nominees equally and determine the best people to be in the boardroom. Again, we believe our nominees bring much-needed human capital management, labor relations, and public policy experience to the Board, in addition to helping to potentially enhance conversations related to long-term strategy of the Company as the Company considers their employees as key stakeholders in the Company's success. The UPC, the universal proxy card, really allows investors to select the best candidates for the boardroom without being limited to choosing the director candidates on only one card or the other. It's that mix and match system that you talked about. We hope that this will further enable the best candidate to prevail.

Rob Du Boff:

Great. Speaking of the rest of proxy season, obviously this is a big campaign, but are there some other trends that you expect to see in this current proxy season? Is SOC involved in other campaigns out there?

Tejal Patel:

Yeah, we are. We've got, in addition to us, several other investors have continued to file these labor rights assessment-style proposals at other companies. There's also workplace health and safety, I think, following the heels of the Dollar General vote that took place last spring. That's going to continue to be a concern at a few companies. Other than that, there's always board accountability measures, so the more traditional kind of ones that are known as vote nos. We're probably going to be seeing a few of those. I can't unfortunately talk to you about which companies quite yet. It's a little early, Rob, but happy to keep in touch on it.

Rob Du Boff:

Appreciate that. I think one other thing, I talked to some of your colleagues a few years ago on the racial equity audits, which was a really interesting trend at the time. I don't know if funny or sad is the right term, but you've seen these kind of be ...

Tejal Patel:

Yeah.

Rob Du Boff:

Turned into very similarly worded but anti ESG proposals that maybe use the language diversity inclusion.

Tejal Patel:

Right.

Rob Du Boff:

But maybe talk about under-representation of white males in the workforce or diversity of thoughts. I'm just curious what your thought is on basically seeing maybe call it the other side using some of the similar strategies you guys have employed to some success.

Tejal Patel:

Yeah. You can call it weaponizing a shareholder proposal if you'd like. We've seen those types of organizations do that previously. I don't know if you noticed that in the past one of those organizations would file independent chair proposals, but then when you actually read the proposal it had nothing to do with an independent chair, basically. We are used to them doing that. I think that in a lot of ways when they do something like that to the proposal it's a hallmark of just how much the proposal is resonating with people and their attempts to kind of undermine that, I guess. I will say that we've seen those proposals get filed and shareholders, and I'm very grateful to this, have been able to recognize the difference between those proposals and the ones that folks like us file, because they're really ... Those vote results are getting on average I think two or 3%, as opposed to the regular and kind of normal civil rights or racial equity audits, which I think were in the 20s or so last year.

Rob Du Boff:

Right, but I do think one of the flip sides of that is that when you see some of these kind of headline numbers, seeing a rise in those proposals that get two to 3% of the vote skews kind of average headline numbers and ...

Tejal Patel:

It does, yeah. I think that unfortunately, I would love it if folks that were covering this maybe took a closer look at what the underlying proposals were actually asking for, but that's hard to do. The best that we can hope for is that a lot of these organizations that kind of do the 2024 season recap, or whatever recap there is, that they are taking that into account and excluding those proposals, because they really are different types of proposals.

Rob Du Boff:

Yes. I will say that certainly here at Bloomberg Intelligence we do take the data-driven and nuanced approach. On that note, thank you for your time. You can find more information on topics like shareholder activism on the Bloomberg terminal by going to BI Act Go, or about proxy season in general on BI Proxy Go. If you have an ESG quandary or burning questions you would like to ask BI's expert analysts, send us an email at esgcurrents@bloomberg.net. Thank you again so much for your time.